Exhibit 99.1

Liquidity Services Receives Six-Month Contract Extension for

U.S. Department of Defense Surplus Property Sales

WASHINGTON - February 17, 2015 — Liquidity Services, Inc. (NASDAQ:LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced that the Defense Logistics Agency (DLA) has awarded Liquidity Services a six-month contract extension plus three 30-day option periods, exercisable by the DLA, for its Surplus Contract. The contract performance period begins on February 14, 2015. During this period, the U.S. Department of Defense (DoD) will continue to use Liquidity Services as the primary sales channel for the disposition of surplus property.

Under the terms of the Surplus Contract extension, Liquidity Services manages the receipt, storage, marketing, and disposition of all usable non-rolling stock surplus personal property generated by DoD installations throughout the United States and its territories. All other terms, including pricing, remain consistent with the prior Surplus Contract.  Assets are offered for sale through Liquidity Services’ online auction marketplace, www.GovLiquidation.com, to a global buyer base.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $5.4 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The Company is headquartered in Washington, D.C. with global locations across the Americas, Europe, and Asia. Additional information can be found at: http://www.liquidityservices.com.

###

Investor Contact
Julie Davis
Senior Director, Investor Relations
202.558.6234
julie.davis@liquidityservices.com